Exhibit 4.6

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplement”) is effective as of the 18th day of July 2022, by and between Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), and UMB Bank, N.A., a national banking association (the “Trustee”).

RECITALS

A. The Company and the Trustee entered into that certain Indenture dated as of January 12, 2022, as supplemented by that certain First Supplemental Indenture dated as of February 1, 2022 (together, the “Original Indenture”) pursuant to which the Trustee agreed to serve as trustee under the Original Indenture, as more particularly described in the Original Indenture for the consideration specified therein.

B. The Company and Trustee desire to amend the Original Indenture as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Original Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The recitals and introductory paragraphs hereof form a part of this Second Supplement as if fully set forth herein.

2. Section 1.01. The Original Indenture is hereby revised by deleting the reference to “Depositary” and replacing it with the following definition:

“Depositary means, with respect to the Bonds, Phoenix Capital Group Holdings, LLC, and any and all successors thereto appointed as Depositary by the Company hereunder and having become such pursuant to the applicable provision of this Indenture.

3. Section 2.04. The Original Indenture is hereby revised by deleting Section 2.04(b) and replacing it with the following:

(b) The Company shall keep, or cause to be kept, at its office or agency designated for such purpose by the Company, a register or registers (herein referred to as the “Bond Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall register the Bonds and the transfers of Bonds as in this Article provided and which at all reasonable times shall be open for inspection by the Trustee. The registrar for the purpose of registering Bonds and transfer of Bonds as herein provided shall be appointed as authorized by the Company (the “Bond Registrar”). As of the date of this Second Supplement, the Bond Registrar shall be the Company.

At any time, the Company may provide written notice to the Trustee and the Bondholders of the appointment of a different or additional Bond Registrar. Upon surrender for transfer of any Bond with the Bond Registrar, the Company shall execute, the Trustee shall authenticate and such office or agency shall deliver in the name of the transferee or transferees a new Bond as the Bond presented for a like aggregate principal amount. All Bonds presented or surrendered for exchange or registration of transfer, as provided in this Section, shall be accompanied (if so required by the Bond Registrar) by a written instrument or instruments of transfer, in form satisfactory to the Bond Registrar, duly executed by the registered holder or by such holder’s duly authorized attorney in writing.

4. Section 4.03. The Original Indenture is hereby revised by deleting the first paragraph of Section 4.03(a) and replacing it with the following:

(a) As of the date of this Second Supplement, the Company agrees to serve as the paying agent (the “Paying Agent”). If the Company shall appoint one or more paying agents for the Bonds, other than the Trustee, the Company will cause each such paying agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section:

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Second Supplement as of the 18th day of July, 2022.

Company:

PHOENIX CAPITAL GROUP HOLDINGS, LLC
a Delaware limited liability company

By:	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Its:	Manager

Trustee:

UMB Bank, N.A., as Trustee

By:	/s/ Dee Anna Schmidt
Name:	Dee Anna Schmidt
Its:	Vice President

[Signature Page to Second Supplemental Indenture]